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                                  EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                             For the Six Months
                                                                Ended June 30
                                                            --------------------
Millions of dollars                                               1999      1998
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    ........................................................
Earnings (loss) from operations ............................      $ 16      $123
Provision for income taxes .................................        41       138
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         Earnings (loss) subtotal ..........................        57       261
Fixed charges included in earnings:
   Interest expense ........................................      $ 93      $ 83
   Distribution on convertible preferred securities ........        16        16
   Interest portion of rentals .............................        10        12
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         Fixed charges subtotal ............................       119       111
Earnings from operations
   available before fixed charges ..........................      $176      $372
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Fixed charges:
   Fixed charges included in earnings ......................      $119      $111
   Capitalized interest ....................................         9        17
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         Total fixed charges ...............................      $128      $128
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Ratio of earnings from operations
   to fixed charges ........................................       1.4       2.9
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